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                             [Return to Tumbleweed Inc.,
                   1900 Mellwood Avenue, Louisville, Kentucky 40206
               Indications of Interest are requested by June __, 1998.]

                            TUMBLEWEED, INC. COMMON STOCK
                                INDICATION OF INTEREST
                                    (NON-BINDING)

     This will serve as an indication of my interest in subscribing for the number of shares of Common Stock, $.01 par value (the "Common Stock"), of Tumbleweed, Inc. indicated below at the price of $10.00 per share. I understand that this indication of my interest in subscribing for shares of Common Stock is not a legally binding commitment on my part to purchase any shares of Common Stock, or by the Company to sell any shares of Common Stock to me.

     I hereby confirm that:

     1. A copy of the preliminary Prospectus dated June __, 1998 has been delivered to me and, in indicating my interest in subscribing for shares of Common Stock, I am not relying upon any representation other than as set forth in such preliminary Prospectus.

     2. The state of residence indicated below is my true state of legal residence. (Non-United States residents should indicate their country of residence.)


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Number of Shares                             Print Name


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State of residence (country if               Mailing Address:
non-United States resident)

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Dated:                        ,1998
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                                             PHONE:
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                                             FAX:
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Signature(s)

The Company is presently accepting only non-binding indications of interest to purchase shares of Common Stock, but will not accept binding subscriptions or accept payment for any shares until after the Registration Statement (of which the preliminary Prospectus referred to above is a part) has been declared effective by the Securities and Exchange Commission. DO NOT SEND PAYMENT WITH THIS INDICATION OF INTEREST. After the Registration Statement has been declared effective, the Company will send a Subscription Agreement and a copy of the final Prospectus relating to the offering to the prospective investor at the mailing address provided above.
                                       ********
No offer to buy the securities can be accepted and no part of the purchase price can be received until the Registration Statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date. An indication of interest in response hereto will involve no obligation or commitment of any kind.